THOMAS & BETTS CORPORATION
MANAGEMENT INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2009)

WHEREAS, Thomas & Betts Corporation (the “Corporation”) established the Thomas & Betts Corporation Management Incentive Plan (the “Plan”) effective as of May 5, 1994; and

WHEREAS, the Corporation wishes to amend and restate the Plan to (i) change the performance criteria on which goals are based, (ii) delegate to the Chief Executive Officer the authority to determine the Target Award and Award with respect to certain employees, and (iii) make certain other changes;

NOW, THEREFORE, the Thomas & Betts Corporation Management Incentive Plan is hereby amended and restated, with respect to Target Awards established on or after January 1, 2009 and Awards payable pursuant to such Target Awards, as follows:

1. PURPOSE

The purpose of the Thomas & Betts Corporation Management Incentive Plan (the “Plan”) is to provide an incentive for corporate officers and other employees who are in a position to contribute materially to the success of the Corporation and its Subsidiaries.

2. DEFINITIONS

The following terms, as used herein, shall have the meaning specified:

(a) “Award” means an incentive payment made pursuant to the Plan.

(b) “Award Period” means the period during which performance is measured to determine the amount of a Participant’s Award.

(c) “Board” means the Board of Directors of the Corporation, as it may be comprised from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

(e) “Committee” means the applicable committee appointed to administer the Plan with respect to a Target Award, as provided in Section 5.

(f) “Corporation” means Thomas & Betts Corporation, a Tennessee corporation, or any successor.

(g) “Covered Employee” means an Employee who, on the date a Target Award is established, is a covered employee within the meaning of Code §162(m)(3), or is reasonably expected to be such a covered employee for the year in which payment with respect to the Target Award is scheduled to be made.

(h) “Employee” means an officer or other employee of the Corporation or a Subsidiary.

(i) “Participant” means an Employee selected from time to time by the Committee to participate in the Plan.

(j) “Performance Criterion or Criteria” means the business criterion or criteria selected by the Committee from the following to measure performance: (i) earnings before or after interest, taxes, depreciation and amortization, (ii) earnings before or after interest, taxes, depreciation and amortization expressed as a percentage of net sales, (iii) earnings per share, (iv) operating cash flow, (v) return on invested capital, (vi) return on stockholders’ equity, (vii) market price per share, measured either in absolute terms or as compared to a peer group, (viii) sales or revenue, (ix) return on sales, (x) profit margin, gross or net, (xi) operating margin, (xii) productivity, (xiii) working capital efficiency, and (xiv) expense control. The business criterion or criteria may apply to the individual, a division, a component of the Company’s business, or to the Company and/or one or more Subsidiaries.

(k) “Performance Scale” means the schedule or matrix described in Section 3(a)(iv).

(l) “Performance Target” means the target established by the Committee for each Performance Criterion pursuant to Section 3.

(m) “Subsidiary” means any direct or indirect subsidiary of the Corporation, whether in corporate, partnership, limited liability company or any other form.

(n) “Target Award” means, with respect to a Participant for an Award Period, the Participant’s base earnings during such Period, multiplied by the percentage of salary established by the Committee for the Participant.

3. ESTABLISHMENT OF TARGET AWARD, PERFORMANCE CRITERIA, TARGETS AND PERFORMANCE SCALE.

(a) In General. The Committee shall designate the Participants eligible to receive an Award for an Award Period. The Committee shall establish the following for each Participant (or group of Participants) for an Award Period:

(i) A Target Award;

(ii) The applicable Performance Criteria or Criterion;

(iii) The Performance Target with respect to each Performance Criterion that will result in payment of 100% of the portion of the Target Award assigned to such Criterion; and

(iv) The Performance Scale, in the form of schedule or matrix, which shall set forth (A) the percentage of the Target Award payable with respect to a Performance Criterion if achievement is higher or lower than the Performance Target, and (B) the weighting of Performance Criteria if more than one is selected with respect to a Participant (or a group of Participants).

(b) Time of Establishment. The Committee shall determine the Target Award, Performance Criteria, Performance Target, Award Period and Performance Scale for each Participant (or group of Participants) not later than 90 days after the beginning of the Award Period to which such measures relate; provided, however, that the outcome is substantially uncertain at the time the measure is established and that no such determination shall be made after 25 percent of the Award Period has elapsed.

(c) Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants and from Award Period to Award Period.

4. AWARDS

(a) Award Determination. At the end of an Award Period, the Committee shall determine and certify in writing:

(i) The extent to which Performance Targets established for the Participant (or a group of Participants) have been achieved with respect to such Award Period; and

(ii) The percentage of the Target Award or factor from the Performance Scale applicable to each Participant (or group of Participants) based on achievement during such Award Period.

The Award payable to a Participant with respect to an Award Period shall be the percentage of Target Award determined under (ii), or, in the event a factor is determined under (ii), the amount determined by multiplying the Participant’s Target Award by such factor, such percentage of Target Award or amount subject to adjustment by the Committee pursuant to subsection (b), the limit on Awards set forth in subsection (c), and the employment requirement set forth in subsection (d).

(b) Committee Overrides. With respect to a Target Award established by the Chief Executive Officer, the Chief Executive Officer may increase the amount of the Award determined under subsection (a) if he believes such action would be in the best interest of the Corporation. With respect to a Target Award established by the Compensation Committee, the Committee may not increase the amount of the Award determined under subsection (a). With respect to a Target Award established for any Participant, the Committee may reduce the amount of the Award determined under subsection (a) if it (or he) believes such action would be in the best interest of the Corporation.

(c) Maximum Award. Notwithstanding any provision of this Plan to the contrary, the maximum Award payable to any Participant with respect to any Award Period is $3,000,000.

(d) Employment Requirement. No Award shall be payable to a Participant who is not an Employee on the date the Award is scheduled to be paid; provided, however, that a Participant who ceases to be an Employee for any of the following reasons after at least one-half of the Award Period has elapsed shall receive a pro-rata portion of the award that would have been paid to him had he been an Employee on the date the Award is scheduled to be paid: death, disability (as determined by the Committee) or retirement on or after the Early Retirement Date or Normal Retirement Date (as such terms are defined in Part A of the Thomas & Betts Pension Plan as in effect on February 1, 2008). Such proration shall be based on the Participant’s active service during the Award Period.

(e) Payment of Awards. Any Award payable under this Section 4 shall be paid in cash within the 21/2 month period immediately following the last day of the Award Period; provided, however, that (i) such period shall be less than 21/2 months to the extent necessary to cause such period to begin and end in the same calendar year, (ii) the Participant shall have no discretion over the date his or her payment is made, and (iii) no interest shall be payable to reflect a payment date after the end of the Award Period.

5. ADMINISTRATION

(a) Committee. The Plan and all Awards shall be administered by the Committee which shall be:

(i) With respect to a Target Award for an Employee who is a Covered Employee on the date the Target Award is established, the Committee shall be the Compensation Committee of the Board with respect to all determinations relating to such Target Award; or

(ii) With respect to a Target Award for an Employee who is not a Covered Employee on the date the Target Award is established, the Committee shall be the Chief Executive Officer of the Corporation with respect to all determinations relating to such Target Award.

(b) Authority. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

The Committee may delegate to one or more Employees the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any authority for which the action of a committee of outside directors is required under Code §162(m) or would be required if the Employee were a Covered Employee (e.g., decisions regarding timing, eligibility, amount or other material terms of any Awards).

(c) Determinations. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

(d) Liability. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

(e) Code §162(m). It is the intent of the Corporation that this Plan and Target Awards hereunder (and Awards payable pursuant thereto) with respect to Covered Employees satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Code §162(m) so that the Corporation’s tax deduction for remuneration in respect of this Plan for services performed by Covered Employees is not disallowed in whole or in part by the operation of Code §162(m). If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this subsection, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

6. MISCELLANEOUS

(a) Nonassignability. No Target Award or Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

(b) Withholding Taxes. All payments under the Plan shall be subject to any applicable governmental withholding tax requirements related thereto.

(c) Amendment or Termination of the Plan. The Board may, at any time and for any reason, suspend or discontinue the Plan or revise, amend or terminate the Plan; provided, however, that without the approval of stockholders (in the manner described in regulations under Code §162(m)), the Board may not change (i) the Performance Criteria, (ii) the individuals or class of individuals eligible to participate in the Plan, or (iii) the maximum amount payable with respect to any Award Period to any Participant under the Plan. Continuation of the Plan shall be subject to stockholder approval to the extent required by regulations under Code §162(m) (e.g., no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the performance goal).

(d) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, any Subsidiary, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(e) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability under the Plan.

(f) Unfunded Plan. No provision of the Plan will require the Corporation or any Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or any Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

(g) Limits of Liability. Neither the Corporation or a Subsidiary, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(h) Rights of Employees. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits, or to terminate the employment or other service of such person with or without cause.

(i) Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(j) Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or part hereof.

(k) Applicable Law. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

(l) Successors. The Plan shall be binding on the Corporation and its successors, including any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Corporation.

(m) Effective Date. This amended and restated Plan shall be effective as of January 1, 2009, and as amended from time to time thereafter; provided, however, that if this amended and restated Plan is not approved by stockholders, in the manner described in regulations under Code §162(m), no Award shall be paid to any Covered Employee pursuant to this amended and restated Plan. This amended and restated Plan shall apply to Target Awards determined by the Committee on or after January 1, 2009 and Awards payable pursuant to such Target Awards. This amended and restated Plan shall not apply to Target Awards determined by the Committee before January 1, 2009 or Awards payable pursuant to such Target Awards.